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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors

   We consent to the use of our report dated 26 May 1999 with respect to the balance sheets of Cable & Wireless Global Marine as of 31 March 1999 and 1998 and the results of their operations and cashflows for each of the years in the three-year period ended 31 March 1999, incorporated by reference into the Registration Statement on Form S-4, of Global Crossing Ltd. and to the references to our firm under the headings "Experts" and "Global Marine Systems selected historical financial information" in the Registration Statement.

                                                    Yours faithfully

                                                   /s/ KPMG Audit Plc
                                                     KPMG Audit Plc

Ipswich, England
April 7, 2000